Exhibit 10.49

Quantum Storage UK Ltd The Lightbox
Willoughby Road Bracknell
RG12 8FB

PRIVATE & CONFIDENTIAL
Henk Jan Spanjaard

9 November 2023

Dear Henk Jan,

Role of Chief Revenue Officer

Quantum Storage UK Ltd., a subsidiary of Quantum Corporation (Quantum or the Company), is pleased to offer you the position of Chief Revenue Officer with effect from 9 November 2023. In this role, you should report to Jamie Lerner. You will relocate to Toronto, Ontario, Canada subject to the timing and terms to be separately agreed between you and the Company.
Salary: Your base salary will be €310,000.00 per annum, paid according to the Company’s normal payroll processes. You will also be eligible to earn up to an additional €350,000.00 per annum based on your quota or target attainment as described in your Personal Quota Plan. Your total annual On Target Earnings amount will be €660,000.00.
Equity: The Company will recommend to the Leadership and Compensation Committee (LCC) of the Board that a total of 75,000 Restricted Stock Units (RSUs), vesting in three equal installments on each anniversary of the Grant Date (as defined below). We will also recommend that you be granted 75,000 performance-based RSUs (PSUs), which will vest according to specific performance metrics approved by the LCC. Vesting for both RSUs and PSUs granted is subject to your continued employment.
Subject to approval by the LCC, your grants will be effective on the first day of the first month following your start date (the Grant Date). Your grant information will be administered by the Company’s online equity broker. The broker will provide instructions for creating your account and accepting your grants. Should you voluntarily terminate your employment with Quantum, any unvested equity will be forfeited.
Severance: You will be eligible to enter into Quantum’s standard form of Change of Control Agreement, which we will provide to you after you accept this offer. In addition, in the event that (a) you incur an Involuntary Termination other than for Cause or your death or Disability, and (b) your termination occurs outside of the Change of Control Period (all terms as defined in the Change of Control Agreement), Quantum will provide to you a lump sum cash payment equal to 6 months of your then-annual base salary.
The Severance is subject to your entering into and not revoking a release of claims, in substantially the form attached to your Change of Control Agreement and any subsequent revisions, in favor of the Company (the Release), within the period required by the Release. Any salary Severance due to you under the Change of Control Agreement above will

www.quantum.com

be paid on the 61st day following the date of termination of your employment with the Company, or such later date required by applicable law, including Section 409A of the Internal Revenue Code of 1986 (the Code.)
If the termination of your employment with the Company occurs on a date during the Change of Control Period, then the terms of the Change of Control Agreement will govern the eligibility and payment of any severance benefits to you and no Severance will be payable to you under this letter. Any Severance under this offer letter also will be subject to the provisions set forth in Section 1(c) [Offset] and Section 5 [Limitation on Payments (relating to Section 280G of the Code)] of the Change of Control Agreement.
Confidential Information: During your employment with Quantum, you will have access to confidential and proprietary information, which Quantum vigorously protects. Therefore, you will continue to be bound by your Proprietary Information and Invention Agreement with Quantum.
Offer Terms: This offer is contingent upon your successful completion of an enhanced background verification process and approval by the LCC. All other terms of your current employment agreement will continue to apply unless superseded in writing.
Please sign a copy of this letter and return it to me to indicate your acceptance of this offer. If you have any questions, please feel free to reach out at any time.

Yours sincerely,

/s/ Brian E. Cabrera

Brian Cabrera, Chief Administrative Officer
For and on behalf of Quantum Storage UK Ltd

I accept the offer on the terms set out above.

I propose to commence employment on 9 November 2023

Signed:/s/ Henk Jan Spanjaard

Name: Henk Jan Spanjaard

Dated: Nov 15, 2023